                             EMPLOYMENT AGREEMENT
                                   BETWEEN
                            EARTHSHELL CORPORATION
                                     AND
                              MICHAEL M. HAGERTY


     This Employment Agreement (the "Agreement") is entered into as of July 22, 1998 (the "Effective Date") by and between EarthShell Corporation, a Delaware corporation with its principal office located in Santa Barbara, California (the "Company"), and Michael M. Hagerty, an individual
("Executive").

                                  AGREEMENT

     1. SERVICES PROVIDED TO THE COMPANY. Commencing as of July 27, 1998 ("Start Date"), Executive shall be employed by the Company as Vice
President, Chief Technology Officer, and Executive agrees to such employment. During the term of this Agreement, Employee shall devote all of his regular working hours to the business and welfare of the Company and its subsidiaries. Executive, however, may spend a reasonable amount of time with respect to charitable and civic activities (including serving on the board of directors of charitable organizations) and may make personal investments or conduct private business affairs to the extent that such activities do not materially interfere with the services required under this Agreement.

     2.  COMPENSATION TO EXECUTIVE.

         (a) BASE SALARY. During the term of this Agreement, the Company shall pay to Executive a base salary in the amount of $250,000 per annum, with a year-end review of such amount by the Compensation Committee (the "Compensation Committee") of the Company's Board of Directors (the "Board"), payable in accordance with the normal payment pattern of the Company, not to be less frequently than monthly. The Base Salary shall commence to accrue on the Start Date.

          (b) STOCK OPTIONS. Pursuant to the Company's 1995 Stock Incentive Plan (the "Plan"), the Company shall grant to Executive options to acquire 100,000 shares of the Company's common stock at an exercise price equal to the $21.00 price per share at which the Company's common stock first sold to the public in its initial public offering. Such options shall vest at the rate of 25% on each anniversary of the Effective Date. All options shall become fully vested on the fourth anniversary of the Effective Date.

          (c) ADDITIONAL COMPENSATION. Executive shall receive a relocation bonus in the amount of $50,000 payable promptly after the Start Date. Executive may also be entitled to receive (i) an annual bonus up to the Executive's annual base salary (prorated for the period of service in 1998), the amount of which shall be determined by the Compensation Committee in its sole discretion, and (ii) options or other rights to acquire the Company's common stock pursuant to the Plan, under such terms and conditions as are determined by the

Stock Option Committee (the "Option Committee") of the Board in its sole discretion. In making such determinations, the Compensation Committee and Option Committee shall consider, among other things, the annual financial results of the Company, meeting critical milestones on the business plan and Executive's contributions thereto.

     3. EMPLOYEE BENEFITS. The Company shall provide to Executive each of the following benefits:

         (a) BUSINESS EXPENSES. The Company shall pay or reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in the course of providing his services hereunder and which are consistent with the Company's expense reimbursement guidelines or policies. Such reimbursement shall be made by the Company within thirty (30) days after receipt of a statement therefor from Executive setting forth in reasonable detail the expenses for which reimbursement is requested, accompanied by reasonable documentation evidencing such expenses.

         (b) INSURANCE COVERAGE AND BENEFITS. Beginning on the Start Date, the Company shall provide Executive, at the Company's expense, coverage under the major medical, hospitalization, disability and other insurance programs maintained by the Company for its officers generally, or if none is made for its officers generally, its employees generally, including any benefit plans that are provided by the Company subsequent to the date of this Agreement.
In addition, Executive shall receive on the Start Date all other Company-provided benefits, including 401(k) participation and sick pay benefits, that are, from time to time, made available by the Company to its officers generally or, if not made to its officers generally, its employees generally. Executive shall be entitled to four weeks paid vacation each year.

         (c) RELOCATION EXPENSES. Executive shall be employed at the Company's offices in Baltimore, Maryland. Executive shall be reimbursed for all reasonable out-of-pocket moving and transportation expenses incurred by Executive in moving his family, household and personal possessions to Baltimore, Maryland, including transportation costs and travel expenses, and all closing costs incurred by Executive in connection with (i) selling his current residence (including brokerage fees not to exceed 6% of the selling price of the residence) and (ii) purchasing a new residence in the Baltimore area. Executive's spouse shall be permitted to take two trips to Baltimore at Company expense for the purpose of locating a new residence in the Baltimore area. The foregoing amounts to be reimbursed or paid to Executive pursuant to this Section 3(c) shall be "grossed-up" to the extent necessary to cover any taxes imposed on Executive by reason of the reimbursement of the costs and expenses described above in this Section 3(c). In addition to the foregoing (and to the relocation bonus provided in Section 2(c) above), the Company shall pay to Executive an amount equal to one month's base salary under
Section 2(a) hereof to cover costs and expenses incurred by Executive and his family in connection with relocating to Baltimore other than those that are specifically reimbursable in accordance with the foregoing provisions of this Section 3(c).

         (d) TEMPORARY HOUSING. During the period from the Start Date through October 31, 1998, the Company shall provide Executive, at Company's expense, with temporary housing in the form of hotel or other appropriate temporary accommodations in the Baltimore area.

     4. TERMINATION. Executive's employment hereunder may be terminated upon thirty (30) days written notice by Executive or the Company, provided that if Company terminates Executive's employment for other than cause, Executive shall be entitled to severance pay equal to 100% of his annual base salary. Notwithstanding the foregoing, Executive shall not be entitled to any severance payment if his employment shall be terminated for cause. Cause means the occurrence of any of the following events: (i) willful and continued failure (to include such failure due to (a) death or (b) disability for a consecutive period of ninety (90) days or more) by the Executive to substantially perform his duties with the Company; provided, however, that the Executive must be notified by the Company of any such failure to perform his duties and shall have thirty (30) days from the date of such notice to cure such failure; (ii) any act by the Executive of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Company; or (iii) indictment or conviction of the Executive for a felony or any other crime involving moral turpitude.

     5. CONFIDENTIAL AND PROPRIETARY INFORMATION. Executive agrees to execute and deliver to the Company its standard non-disclosure agreement with respect to the Company's confidential and proprietary information. Such agreement shall be effective as of the Effective Date.

     6.  GENERAL PROVISIONS.

         (a) NOTICES. Any notice to be given pursuant to this Agreement shall be in writing and, in the absence of receipted hand delivery, shall be deemed duly given when mailed, if the same shall be sent by certified or registered mail, return receipt requested, or by a nationally recognized overnight courier, and the mailing date shall be deemed the date from which all time periods pertaining to a date of notice shall run. Notices shall be addressed to the parties at the following addresses:

     If to the Company, to:    EarthShell Corporation
                               800 Miramonte Drive
                               Santa Barbara, California 93109
                               Attention:  Chairman of the Board

     If to Executive, to:      Michael M. Hagerty
                               148 Crystal Lane
                               Aurora, OH 44202

         (b) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the Company and any successors whether by merger, consolidation, transfer of substantially all assets or similar transaction, and it shall be binding upon and shall inure to the benefit of Executive and his heirs and legal representatives. This Agreement is personal to Executive and shall not be assignable by Executive.

         (c) WAIVER OF BREACH. The waiver by the Company or Executive of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach by the other.

         (d) ENTIRE AGREEMENT/AMENDMENT. This Agreement shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments, agreements and understandings relating hereto. Any amendment to this Agreement shall be effective only if it is in writing and signed by the parties to this Agreement.

         (e) APPLICABLE LAW. The validity of this Agreement and the interpretation and performance of all of its terms shall be construed and enforced in accordance with the laws of the State of California without reference to choice or conflict of law principles.

         (f) SEVERABILITY. Any provision of this Agreement that is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                        EARTHSHELL CORPORATION,
                                        a Delaware corporation


                                        By:
                                            -------------------------------

                                        Title:
                                               ----------------------------


                                        MICHAEL M. HAGERTY

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